Exhibit 99.1
FOR IMMEDIATE RELEASE
CIT AMENDS RESTRUCTURING PLAN
     NEW YORK — October 16, 2009 — CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today announced that it has amended its restructuring plan to further build bondholder support. The amendments have been approved by CIT’s Board of Directors and the Steering Committee of CIT’s bondholders.
     On October 1, 2009, CIT commenced a series of offers to exchange certain outstanding series of notes and concurrently began a solicitation for votes for a voluntary prepackaged plan of reorganization. Successful completion of either the exchange offers or plan of reorganization will generate significant capital and provide multi-year liquidity through the material reduction of CIT’s outstanding debt.
     “Over the last two weeks, we have continued to work constructively with the Steering Committee and believe that these amendments will further build bondholder support for our restructuring plan,” said Jeffrey M. Peek, Chairman and CEO. “Through the completion of the exchange offers or an expedited in-court restructuring process, we will reduce the uncertainty around our business and further maximize the value of our franchise. Either approach is intended to ensure that CIT becomes a well-capitalized bank holding company that will serve as a source of strength for CIT Bank as we implement our new bank-centric funding model.”

Amended Terms of the Restructuring Plan
     The amended terms of the restructuring plan include, among others:
•	A comprehensive cash sweep mechanism to accelerate the repayment of the new notes;

•	The shortening of maturities by six months for all new notes and junior credit facilities;

•	An increased amount of equity offered to subordinated debt holders reflecting agreements with holders of the majority of its senior subordinated debt;

•	The inclusion of the notes maturing after 2018 that had previously not been solicited as part of the exchange offer or plan of reorganization;

•	An increase in the coupon on Series B Notes, to 9% from 7%, being issued by CIT Delaware Funding; and

•	Provided preferred stock holders contingent value rights in the plan of reorganization, and modified the allocation of common stock in the recapitalization after the exchange offers, as part of an agreement with the United States Department of Treasury.
     The exchange offers expire at 11:59 pm, New York City time, on Thursday, October 29, 2009, with the exception of the additional notes maturing after 2018 for which there is an early acceptance date of October 29, 2009 and expiration date of November 13, 2009. Tendered securities may be validly withdrawn at any time prior to the expiration or early acceptance date.
NYSE Approval
     On October 14, 2009, the New York Stock Exchange (the “NYSE”) accepted CIT’s application of the financial viability exception to the NYSE’s shareholder approval policy in connection with the issuance of the New Preferred Stock should the Offers be consummated. The Audit Committee of the Company’s Board of Directors has approved the use of this exception.

For Additional Information
     The Company is filing an 8-K containing the amended Offering Memorandum, Disclosure Statement and Solicitation of Acceptances of a Prepackaged Plan of Reorganization with the Securities and Exchange Commission. Further information about the Company, its restructuring plan, including the amended offering memorandum, will be available at www.cit.com
     The Information Agent for the Offer is D.F. King & Co. Financial Balloting Group, LLC is serving as Exchange Agent for the Exchange Offers and Voting Agent for the Plan of Reorganization. Retail holders of notes with questions regarding the voting and exchange process should contact the information agent at (800) 758-5880 or +1 (212) 269-5550. Banks and brokers with questions regarding the voting and exchange process should contact the exchange and voting agent at +1 (646) 282-1888. BofA Merrill Lynch and Citigroup Global Markets are acting as financial advisors to the Company for purposes of this transaction.
     Evercore Partners, Morgan Stanley and FTI Consulting are the Company’s financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP and Sullivan & Cromwell LLP are legal counsel in connection with the restructuring plan.
     Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com.
About CIT
CIT (NYSE: CIT) is a bank holding company with more than $60 billion in finance and leasing assets that provides financial products and advisory services to small and middle market businesses. Operating in more than 50 countries across 30 industries, CIT provides an unparalleled combination of relationship, intellectual and financial capital to its customers worldwide. CIT maintains leadership positions in small business and middle market lending, retail finance, aerospace, equipment and rail leasing, and vendor finance. Founded in 1908 and headquartered in New York City, CIT is a member of the Fortune 500. www.cit.com
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, CIT may need to seek protection under the US Bankruptcy Code, even if the tender offer is consummated, the risk that the $3 billion loan facility does not provide the liquidity that CIT is seeking due to material negative changes to CIT’s liquidity from draw down of loans by customers, the risk that CIT is unsuccessful in its efforts to effectuate a comprehensive restructuring of its liabilities, in which case CIT may be forced to seek bankruptcy relief. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.
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CIT MEDIA RELATIONS:
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@cit.com
CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
1-866-54CITIR (542-4847)
investor.relations@cit.com